Registration Statement No. 333-196387
Filed Pursuant to Rule 424(b)(2)
Pricing Supplement dated November 18, 2014
(To the Prospectus dated June 27, 2014 and
the Prospectus Supplement dated June 27, 2014)
$43,214,000
Senior Medium-Term Notes, Series C
Linked to 25 Common Stocks, due November 30, 2015

•
The notes will be linked to an equally-weighted basket of shares of 25 U.S.-traded common equity securities (each, a “Reference Share” and together, the “Basket”) of entities that are not affiliated with us (each, a “Reference Share Issuer”).  The Reference Shares were selected in October 2014 by Sabrient Systems, LLC (“Sabrient”) by applying the Sabrient System Core GARP Strategy to a set of stocks rated as “outperform” or “strong buy” by the Equity Research Department at Raymond James & Associates, Inc. (“Raymond James”).

•	You may lose all or a portion of the principal amount of your notes at maturity.
•
The Reference Shares, as selected in October 2014, are: American Airlines Group Inc. (“AAL”); Advance Auto Parts, Inc. (“AAP”); Apple Inc. (“AAPL”); AmSurg Corp. (“AMSG”); ArcBest Corporation (“ARCB”); Alliance Resource Partners, L.P. (“ARLP”); Arris Group, Inc. (“ARRS”); BGC Partners, Inc. (“BGCP”); Baker Hughes Incorporated (“BHI”); CDW Corporation (“CDW”); Delta Air Lines, Inc. (“DAL”); Express Scripts, Inc. (“ESRX”); FedEx Corporation (“FDX”); F5 Networks, Inc. (“FFIV”); Halliburton Company (“HAL”); HCA Holdings, Inc. (“HCA”); HD Supply Holdings, Inc. (“HDS”); Marathon Petroleum Corporation (“MPC”); National Oilwell Varco, Inc. (“NOV”); Norfolk Southern Corporation (“NSC”); NXP Semiconductors N.V. (“NXPI”); The Priceline Group Inc. (“PCLN”); Prudential Financial, Inc. (“PRU”); Skyworks Solutions, Inc. (“SWKS”); and United Continental Holdings, Inc. (“UAL”). This pricing supplement contains a description of the criteria used to select the Reference Shares for inclusion in the Basket.  See “Reference Share Selection Process.”

•	The notes do not pay any interest.
•	The notes are expected to be issued on November 21, 2014.
•
On the maturity date, the amount that we will pay to you for each $1,000 in principal amount of the notes (the “Redemption Amount”) will depend upon the performance of the Basket and the dividends paid on the Reference Shares over the term of the notes, less a “Redemption Adjustment Amount” of $2.50.  As described in more detail below, the Redemption Amount will be less than the price to the public set forth below if the “Basket Level Percentage” (as defined below) is not at least 103.00%.  We describe in more detail below how the payment at maturity will be determined.

•	Any payment at maturity on the notes is subject to our credit risk.
•	The notes will not be listed on any securities exchange or quotation system.
•	The CUSIP number of the notes is 06366RXX8.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution—Conflicts of Interests” below.
Investing in the notes involves risks, including those described in the “Additional Risk Factors” section beginning on page PS-6 of this pricing supplement, “Risk Factors” section beginning on page S-1 of the prospectus supplement, and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
On November 14, 2014 (the “pricing date”), the estimated initial value of the notes was $994.20 per $1,000 in principal amount. As discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

	Price to Public(1)	Agent’s Commission(2)	Proceeds to Us
Per $1,000 of the Notes	US$1,027.50	US$27.50	US$1,000.00
Total	US$44,402,385	US$1,188,385	US$43,214,000

(1)
 $25.00 in excess of the price to the public over the principal amount per note will be received by Raymond James for its services acting as distributor of the notes, and the additional $2.50 in excess over the principal amount will be used to pay a portion of our expenses in connection with the offering.

(2)	Please see “Supplemental Plan of Distribution (Conflicts of Interests)” in this pricing supplement.
  BMO Capital Markets

KEY TERMS OF THE NOTES

This section summarizes the terms of the notes, and should be read together with the additional information in this pricing supplement, including the information set forth below under the captions “Additional Risk Factors” and “Description of the Notes.”

Pricing Date of the Notes:	November 14, 2014

Issue Date of the Notes:	November 21, 2014

Issue Price of the Notes:	$1,027.50 per $1,000 in principal amount of the notes.

Interest Payments:	None.

Reference Shares:
The 25 Reference Shares set forth on the cover page of this pricing supplement.  The Reference Shares are the securities selected in October 2014 by Sabrient from a set of U.S.-traded stocks rated as “outperform” or “strong buy” by Raymond James. You should only purchase the notes if you are willing to make an investment, the performance of which will depend primarily upon the performance of those Reference Shares.

Reference Share Selection Process:
The equity research department at Raymond James reviews stocks and assigns various ratings. Those rated a “outperform” or “strong buy” were screened by Sabrient using a selection process that was intended to identify companies that are trading at reasonable prices in light of their growth rates. For more detail, please see the section entitled “Reference Share Selection Process” and “Additional Risk Factors—Risks Relating to the Reference Shares” in this pricing supplement.

Redemption Amount:
The amount that you will receive at maturity for each $1,000 in principal amount of the notes will depend upon the performance of the Basket and the dividends paid on the Reference Shares.  The Redemption Amount will equal (a) the product of (i) $1,000 and (ii) the Basket Level Percentage minus (b) the Redemption Adjustment Amount of $2.50.
As discussed in more detail below, the Basket Level Percentage must exceed 103.00% in order for you to receive a Redemption Amount per $1,000 in principal amount of the notes that exceeds the issue price of the notes set forth above.  In addition, the Redemption Amount could be substantially less than the principal amount of the notes.

Reference Share Weighting:	For each Reference Share, 4%.

Reference Share Performance:
The Reference Share Performance will measure the change in value of each Reference Share over the term of the notes, including the payment of certain dividends.  For each Reference Share, the Reference Share Performance will equal (a) the applicable Adjusted Final Share Price divided by (b) the applicable Adjusted Initial Share Price, expressed as a percentage. See “Description of the Notes—Payment at Maturity—Breakeven Level.”

Weighted Reference Share Performance:	For each Reference Share, the product of (a) its Reference Share Performance and (b) the Reference Share Weighting.

Basket Level Percentage:	The sum of the Weighted Reference Share Performances.

Breakeven Level:
103.00%, which is expressed as a percentage and calculated using the following formula: the quotient of: (a) the sum of (i) the issue price and (ii) the Redemption Adjustment Amount, divided by (b) the principal amount per note.  See “Additional Risk Factors—General Risks Relating to the Notes—Your investment may result in a loss” and “—The notes will not reflect the full performance of the Reference Shares, which may negatively impact your return on the notes.”

Average Intra-day Price:
With respect to a Reference Share and any averaging date, the arithmetic mean of the prices at which we or any of our affiliates (which may include the calculation agent) acquires, establishes, reestablishes, substitutes, maintains, unwinds or disposes of, as the case may be, of any transactions or assets relating to that Reference Share as we deem necessary to hedge our obligations with respect to the notes.

Unadjusted Initial Share Price:	The arithmetic mean of the Average Intra-day Prices on each averaging date.

Adjusted Initial Share Price:
The Adjusted Initial Share Price of each Reference Share was determined over the three averaging dates set forth below.  For each Reference Share, the Adjusted Initial Share Price equals the sum of (a) the Unadjusted Initial Share Price and (b) $0.01.

The Adjusted Initial Share Prices for each of the References Shares are:

Reference Share	Ticker	Adjusted Initial Share Price

American Airlines Group Inc.	AAL	$44.3417
Advance Auto Parts, Inc.	AAP	$145.7978
Apple Inc.	AAPL	$114.2701
AmSurg Corp.	AMSG	$50.2176
ArcBest Corporation	ARCB	$42.5814
Alliance Resource Partners, L.P.	ARLP	$47.6601
Arris Group, Inc.	ARRS	$28.6412
BGC Partners, Inc.	BGCP	$8.6428
Baker Hughes Incorporated	BHI	$63.5197
CDW Corporation	CDW	$33.0318
Delta Air Lines, Inc.	DAL	$44.0237
Express Scripts, Inc.	ESRX	$78.6458
FedEx Corporation	FDX	$171.8031
F5 Networks, Inc.	FFIV	$127.6820
Halliburton Company	HAL	$51.3627
HCA Holdings, Inc.	HCA	$65.2431
HD Supply Holdings, Inc.	HDS	$28.3440
Marathon Petroleum Corporation	MPC	$93.2232
National Oilwell Varco, Inc.	NOV	$71.6549
Norfolk Southern Corporation	NSC	$115.7940
NXP Semiconductors N.V.	NXPI	$74.1055
The Priceline Group Inc.	PCLN	$1,166.2084
Prudential Financial, Inc.	PRU	$84.1600
Skyworks Solutions, Inc.	SWKS	$62.3677
United Continental Holdings, Inc.	UAL	$56.8767

Adjusted Final Share Price:	For one Reference Share, the sum of (a) the arithmetic mean of the closing prices on each valuation date, minus $0.01, and (b) the Dividend Amount for that Reference Share.

Averaging Dates:	November 14, 2014, November 17, 2014 and November 18, 2014.

Valuation Dates:	The valuation dates will occur on three trading days occurring shortly before the maturity date. The scheduled valuation dates are: November 23, 2015, November 24, 2015 and November 25, 2015.

Dividend Amount:
An amount in U.S. dollars equal to 100% of the gross cash distributions (including ordinary and extraordinary dividends) per Reference Share declared by the applicable Reference Share Issuer where the date that the applicable Reference Share has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs from the second averaging date to the final valuation date, determined as described in more detail in the section below, “Description of the Notes—Payment at Maturity—Dividend Amount.”

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”)

CUSIP:	06366RXX8

Each valuation date for any Reference Share, as well as the maturity date, are subject to postponement in the event of a Market Disruption Event with respect to an applicable Reference Share, as described in the section “Description of the Notes – Market Disruption Events” in this pricing supplement.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

HYPOTHETICAL PAYMENTS ON THE NOTES AT MATURITY

The following hypothetical examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Basket and the related effect on the Redemption Amount.  The following hypothetical examples illustrate the payment you would receive on the maturity date if you purchased $1,000 in principal amount of the notes with an issue price of $1,027.50.  Numbers appearing in the examples below have been rounded for ease of analysis.  The examples below assume a Redemption Adjustment Amount of $2.50 and a Breakeven Level of 103.00%.

Basket Level Percentage	Redemption Amount per $1,027.50 Issue Price of the Notes	Percentage Gain (or Loss) per $1,027.50 Issue Price of the Notes
140.00%	$1,397.50	36.01%
130.00%	$1,297.50	26.28%
120.00%	$1,197.50	16.55%
110.00%	$1,097.50	6.81%
103.00% (1)	$1,027.50	0.00%
100.00% (2)	$997.50	-2.92%
90.00%	$897.50	-12.65%
80.00%	$797.50	-22.38%
70.00%	$697.50	-32.12%
60.00%	$597.50	-41.85%

(1) For you to receive a Redemption Amount greater than the issue price of the notes, the Basket Level Percentage must be greater than the Breakeven Level of 103.00% due to the effect of both the Redemption Adjustment Amount and the issue price being greater than the $1,000 in principal amount you purchased.
(2) If the Basket Level Percentage is not at least 103.00%, you will lose some or all of the principal amount of the notes.

Please see the sections below, “Additional Risk Factors—General Risks Relating to the Notes—Your investment may result in a loss” and “—The notes will not reflect the full performance of the Reference Shares, which may negatively impact your return on the notes.”

ADDITIONAL TERMS OF THE NOTES

You should read this pricing supplement together with the prospectus supplement dated June 27, 2014 and the prospectus dated June 27, 2014.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” in this pricing supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated June 27, 2014: http://www.sec.gov/Archives/edgar/data/927971/000119312514254915/d750935d424b5.htm
•	Prospectus dated June 27, 2014: http://www.sec.gov/Archives/edgar/data/927971/000119312514254905/d749601d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

ADDITIONAL RISK FACTORS

An investment in the notes involves risks.  This section describes significant risks relating to the terms of the notes.  The notes are a riskier investment than ordinary debt securities.  In addition, the notes are not equivalent to investing directly in the Reference Shares.  Before investing in the notes, you should read the following information about these risks, together with the other information contained in or incorporated by reference in the prospectus supplement and prospectus.

General Risks Relating to the Notes

Your investment in the notes may result in a loss.  The notes do not guarantee any return of principal.  The amount payable on the notes at maturity will depend on the performance of the Reference Shares and the applicable Dividend Amount and may be less, and possibly significantly less, than your initial investment.  If the prices of the Reference Shares decrease and the Dividend Amount, if any, is not enough to offset that decrease, the return on your notes will be less than your initial investment.  In addition, the Basket Level Percentage must exceed 103.00% in order for you to receive a Redemption Amount per $1,000 in principal amount of the notes that exceeds the issue price of the notes set forth above.  You may lose all or a substantial portion of the amount that you invested to purchase the notes.  You may incur a loss, even if the Basket Level Percentage is positive (but less than 103.00%).  Please also see “—The notes will not reflect the full performance of the Reference Shares, which may negatively impact your return on the notes.”

The notes do not pay interest and your return may be lower than the return on a conventional debt security of comparable maturity.  There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The yield that you will receive on your notes, which could be negative, may be less than the yield you could earn if you purchased a standard senior debt security of Bank of Montreal with the same maturity date.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Owning the notes is not the same as owning the Reference Shares or a security directly linked to the performance of the Reference Shares.  The return on your notes will not reflect the return you would realize if you actually owned the Reference Shares or a security directly linked to the performance of the Reference Shares and held that investment for a similar period.  Your notes may trade quite differently from the Reference Shares.  Changes in the prices and dividend yields of the Reference Shares may not result in comparable changes in the market value of your notes.  Even if the prices and dividend yields of the Reference Shares increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes to decrease while the prices and dividend yields of the Reference Shares increase.

Our initial estimated value of the notes is lower than the price to public. Our initial estimated value of the notes is only an estimate, and is based on a number of factors.  The price to public of the notes exceeds our initial estimated value, because, among other things, costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value.  These costs include the agent’s commission, and the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.

Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. Our initial estimated value of the notes as of the pricing date was derived using our internal pricing models.  This value is based on market conditions, interest rates, and other relevant factors.  Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value.  In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect.  After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions.  Our initial estimated values do not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

The terms of the notes were not determined by reference to the credit spreads for our conventional fixed-rate debt. To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt.  As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

Certain costs are likely to adversely affect the value of the notes. Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public.  This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of the agent’s commission and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements.  In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.  As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely to be lower than the price to public.  Any sale that you make prior to the maturity date could result in a substantial loss to you.

Any increase in the price of one or more Reference Shares may be offset by decreases in the price of one or more other Reference Shares.  The price of one or more of the Reference Shares may increase while the price of one or more of the other Reference Shares decreases.  Therefore, in determining the value of the Basket at any time, increases in the price of one Reference Share may be moderated, or wholly offset, by decreases in the price of one or more other Reference Shares.  You may incur a loss, even if the Basket Level Percentage is positive (but less than 103.00%).

The notes may not have an active trading market.  Your notes will not be listed on any securities exchange, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.  If you sell your notes before maturity, you may suffer substantial losses.

The issue price for the notes is greater than the principal amount due to an additional fee charged by Raymond James, as a distributor of the notes; the payment at maturity, if any, will be further reduced by an additional service fee charged by BMO Capital Markets Corp. (“BMOCM”).  The issue price for each $1,000 principal amount of the notes is $1,027.50.  The excess over the principal amount will constitute a commission to Raymond James for its services in acting as a distributor of the notes and our fees payable to Sabrient in connection with a licensing arrangement relating to this offering.  The Redemption Amount at maturity will be calculated based on the principal amount rather than the issue price.  Accordingly, the resulting return per note, if any, on the principal amount will be reduced when compared to the issue price. Moreover, the calculation of the Redemption Amount includes a reduction by the Redemption Adjustment Amount of $2.50, which represents an additional service fee to BMOCM.

For each $1,000 principal amount of the notes that you hold, the Basket Level Percentage must be at least 103.00% for the Redemption Amount to exceed the purchase price set forth above.  This percentage reflects (a) the Redemption Adjustment Amount of $2.50 and (b) the percentage difference between the issue price of the notes and the principal amount.

The notes will not reflect the full performance of the Reference Shares, which may negatively impact your return on the notes.  Because (i) the calculation of the Redemption Amount includes a reduction by the Redemption Adjustment Amount; (ii) the Adjusted Initial Share Price for each Reference Share was increased by $0.01; (iii) the Adjusted Final Share Price for each Reference Share will include a reduction of $0.01; and (iv) the issue price for the notes is greater than the principal amount, the return, if any, on the notes will not reflect the full performance of the Reference Shares.  Therefore, the yield to maturity based on the methodology for calculating the Redemption Amount will be less than the yield that would be produced if the Reference Shares were purchased and held for a similar period.

The market value of your notes may be influenced by many unpredictable factors.  The following factors, many of which are beyond our control, may influence the market value of your notes:

•	the market prices of the Reference Shares;

•	the dividend yields of the Reference Shares;

•
economic, financial, political, military, regulatory, legal and other events that affect the securities markets generally and the U.S. markets in particular, and which may affect the values of the Reference Shares; and

•	interest rates in the market.

These factors may influence the market value of your notes if you sell your notes before maturity.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes.  If you sell your notes prior to maturity, you may receive less than your initial investment.

Payments on the notes are subject to our credit risk, and changes in our credit ratings may adversely affect the market value of the notes.  The notes are our senior unsecured debt securities.  The payment due on the maturity date is dependent upon our ability to repay our obligations at that time.  This will be the case even if the values and dividend yields of the Reference Shares increase as of the valuation dates.  No assurance can be given as to what our financial condition will be at any time during the term of the notes.

The Adjusted Initial Share Price for each Reference Share was based on the Average Intra-day Prices for that Reference Share on each averaging date, which may adversely affect the return on the notes.  The Adjusted Initial Share Price of each Reference Share, which is used to determine the related Reference Share Performance and therefore the Basket Level Percentage, was based on the Average Intra-day Prices of that Reference Share on each averaging date.  The Average Intra-day Price for a Reference Share on any averaging date is the arithmetic mean of the prices at which we, or one or more of our affiliates execute transactions with respect to such Reference Share on each averaging date in order to hedge our obligations under the notes.

As a result, the hedging activities relating to each Reference Share by us or any of our affiliates may affect the calculation agent’s determination of the Adjusted Initial Share Price for each Reference Share; therefore, these hedging activities may adversely affect the payment at maturity, if any.

The effect of the Adjusted Initial Share Price and the Adjusted Final Share Price for each Reference Share may negatively impact the Redemption Amount.  The Adjusted Initial Share Price for each Reference Share will include an upward adjustment equal to $0.01, and the Adjusted Final Share Price will include a downward adjustment equal to $0.01 for each Reference Share.  These adjustments are intended to compensate us for costs relating to the hedging of our obligations under the notes.  Therefore, for the Reference Share Performance to be greater than 100%, the average performance over the valuation dates for each Reference Share must exceed its Unadjusted Initial Share Price by more than $0.02.

Accordingly, in order for the Redemption Amount to exceed the issue price of the notes, the weighted average performance of the Reference Shares over the valuation dates must exceed the Unadjusted Initial Share Prices by a sufficient amount to surpass the Breakeven Level, plus $0.02.  Accordingly, you could lose a substantial portion of your initial principal investment even if the average performance of one or more of the Reference Shares increases in value over the valuation dates.

The Adjusted Final Share Price of each Reference Share is based on the arithmetic average of its closing prices on each valuation date and may be less than the closing prices of such Reference Share prior to such dates or on any valuation date individually.  The Adjusted Final Share Price of each Reference Share will be calculated based on the closing prices of that Reference Share on each of the valuation dates specified above.  The prices prior to those dates will not be used to determine the Redemption Amount.  Therefore, no matter how high the prices of the relevant Reference Shares may be during the term of the notes, only the closing prices of the Reference Shares on each of the valuation dates will be used to calculate the applicable Adjusted Final Share Prices and the Redemption Amount payable to you at maturity.  In addition, because each Adjusted Final Share Price is based on the arithmetic average of the closing prices of the relevant Reference Share on each valuation date, the Adjusted Final Share Price calculated in this manner may be lower than the price of the relevant Reference Share on any single valuation date.  Accordingly, the averaging feature may decrease the Adjusted Final Share Price and therefore your return on the notes.

Correlation among the Reference Shares may affect the value of your notes.  The Reference Shares may not represent a diversified portfolio of securities.  To the extent that the Reference Shares move in the same direction (i.e., are highly correlated), you will lose some or all of the benefits that would ordinarily attend a diversified portfolio of securities.  The Reference Shares may be concentrated in a limited number of industries.  An investment in the notes might increase your exposure to fluctuations in any of the sectors represented by the Basket.

We will not hold shares of any Reference Share for your benefit.  The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of Reference Shares that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any Reference Shares.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You must rely on your own evaluation of the merits of an investment linked to the Reference Shares.  In the ordinary course of their business, BMOCM, Raymond James and our respective affiliates may have expressed views on expected movements in any Reference Share, and may do so in the future.  These views or reports may be communicated to our clients, Raymond James’ clients, and clients of our respective affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to any Reference Share may at any time have significantly different views from those of our respective affiliates.  For these reasons, you are encouraged to derive information concerning the Reference Shares from multiple sources, and you should not rely solely on views expressed by us or our respective affiliates.

Our trading and other transactions relating to the Reference Shares, futures, options or other derivative products may adversely affect the market value of the notes.  As described below under “Use of Proceeds and Hedging,” we or our affiliates may hedge our obligations under the notes by purchasing or selling the Reference Shares, futures or options relating to the Reference Shares, or other derivative instruments with returns linked or related to changes in the performance of the Reference Shares.  We may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to do so, any of these hedging activities may adversely affect the prices of the Reference Shares, and therefore, the market value of the notes, and the amount payable at maturity.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the notes decreases.

We, Raymond James, or one or more of our respective affiliates may also engage in trading relating to the Reference Shares on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades.  Any of these activities could adversely affect the prices of the Reference Shares and, therefore, the market value of the notes.  We, Raymond James, or one or more of our respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Shares.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

Our business activities and the business activities of our affiliates may create conflicts of interest.  As noted above, we, Raymond James, or one or more of our respective affiliates expect to engage in trading activities related to the Reference Shares that are not for the account of holders of the notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the prices of the Reference Shares, could be adverse to the interests of the holders of the notes.  We, Raymond James, or one or more of our respective affiliates may, at present or in the future, engage in business with the issuers of the Reference Shares, including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes.  Moreover, we, Raymond James and our respective affiliates have published, and in the future expect to publish, research reports with respect to the Reference Shares.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Even if we, Raymond James, or one or more of our respective affiliates provides research that expresses a negative opinion about one or more of the Reference Shares, if Sabrient changes its views as to one or more of the Reference Shares, or if market conditions change, the composition of the Basket will not change during the term of the notes (except under the limited circumstances described below).  Any of these activities by us or one or more of our affiliates may affect the prices of the Reference Shares and, therefore, the market value of the notes.

As calculation agent, BMOCM will have the authority to make determinations that could affect the value of your notes and your payment at maturity.  As calculation agent for your notes, BMOCM will have discretion in making various determinations that affect your notes, including determining the Adjusted Initial Share Prices, the Adjusted Final Share Prices, the Basket Level Percentage, the Redemption Amount and whether any market disruption event has occurred.  The calculation agent also has discretion in making certain adjustments relating to mergers and certain other corporate transactions that a Reference Share Issuer may undertake.  The exercise of this discretion by BMOCM could adversely affect the value of your notes and may present BMOCM, which is our wholly owned subsidiary, with a conflict of interest.

The historical performance of the Reference Shares should not be taken as an indication of their future performance.  The Adjusted Final Share Prices of the Reference Shares will determine the Redemption Amount.  The historical performance of the Reference Shares does not necessarily give an indication of their future performance.  As a result, it is impossible to predict whether the prices of the Reference Shares will rise or fall during the term of the notes.  The prices of the Reference Shares will be influenced by complex and interrelated political, economic, financial and other factors.

Holders of the Reference Shares are only entitled to receive those dividends as each issuer’s board of directors may declare out of funds legally available.  Although dividends and distributions on one or more of the Reference Shares may have historically been declared by the applicable board of directors, they are not required to do so and may reduce or eliminate those dividends in the future.  The Dividend Amount of one or more of the Reference Shares during the term of the notes may be zero.

Some of the Reference Shares have only been publicly traded for a limited amount of time. As set forth below in the section “Description of the Reference Shares—The Basket,” several of the Reference Shares have only been publicly traded for a limited amount of time. Accordingly, it may be more difficult for you to evaluate the historical performance of those Reference Shares than would be the case for Reference Shares with a longer trading history.

Significant aspects of the tax treatment of the notes are uncertain.  The tax treatment of the notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

Since at least one of the Reference Shares is the type of financial asset described under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) (including, among others, any equity interest in pass-thru entities such as regulated investment companies (including certain exchange-traded funds), real estate investment trusts, partnerships, trusts, and passive foreign investment companies), while the matter is not entirely clear, an investment in the notes will likely, in whole or in part, be treated as a “constructive ownership transaction” to which Section 1260 of the Code applies.  If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a United States Holder in respect of the notes will be recharacterized as ordinary income and certain interest charges may apply.  See the section entitled “Supplemental Tax Considerations – Supplemental U.S. Federal Income Tax Considerations – Potential Application of Section 1260 of the Code.”

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “Supplemental Tax Considerations” in this pricing supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Insurance companies and employee benefit plans should carefully review the legal issues of an investment in the notes.  Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Code, including an IRA or Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes.  These issues are discussed in more detail in the section “Employee Retirement Income Security Act” below.

Risks Relating to the Reference Shares

The inclusion of the Reference Shares does not guarantee a positive return on the notes. The Reference Shares were selected by Sabrient in October 2014 according to the process set forth in this pricing supplement.  This process involved the application of a variety of both objective and subjective criteria and judgments.  There can be no assurance that any Reference Share, or the Basket in its entirety, will perform well. The performance of the Reference Shares may be less than the performance of the equities markets generally, and less than the performance of specific sectors of the equity markets, or other securities in which you may choose to invest. You should only purchase the notes if you seek an investment linked to the performance of the specific Reference Shares set forth on the cover page of this pricing supplement.

The Reference Shares were selected from the initial set of stocks by Sabrient. Sabrient selected the Reference Shares from the initial set of stocks according to its own process and discretion, as described below in the section “Reference Share Selection Process.” None of us, Raymond James or our respective affiliates had any control or oversight of Sabrient’s process or the selection of the Reference Shares.

The offering of the notes does not constitute investment advice or an investment recommendation. The offering of the notes does not constitute investment advice.  Similarly, the selection of the Reference Shares for the basket does not constitute an investment recommendation by any of Bank of Montreal, Raymond James, Sabrient or any of our respective affiliates to invest in the notes or the Reference Shares.  Investors in the notes, together with their respective advisors, should make an independent investigation of the terms of the notes and the Reference Shares to determine if the notes are a suitable investment.

You will not have any shareholder rights and will have no right to receive any Reference Shares at maturity.  Investing in the notes will not make you a holder of any of the Reference Shares.  Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions (except to the extent that the Dividend Amounts are reflected in the Redemption Amount) or any other rights with respect to any of these securities.

Changes that affect a Reference Share may affect the market value of the notes and the amount you will receive at maturity.  Changes affecting a Reference Share or a Reference Share Issuer, such as reorganizations or mergers, will be reflected in the price of that Reference Share and therefore could affect the amount payable on your notes at maturity and the market value of the notes prior to maturity.  If these events occur, the calculation agent may adjust the applicable Adjusted Initial Share Price.  See “Description of the Notes—Anti-dilution Adjustments.”

No Reference Share Issuer will have any role or responsibilities with respect to the notes.  None of the issuers of the Reference Shares will have authorized or approved the notes, or will be involved in this offering.  No such company will have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, including taking any corporate actions that might affect the value of the Reference Shares or the notes.  No such company will receive any of the proceeds from any offering of the notes.  No Reference Share Issuer or any other company will be responsible for, or participate in, the determination or calculation of the Redemption Amount.

We do not control any Reference Share Issuer and we are not responsible for any disclosure made by any other company.  Neither we nor any of our affiliates have the ability to control the actions of any Reference Share Issuer, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by that Reference Share.  We are not responsible for any other issuer’s public disclosure of information on itself or any Reference Share, whether contained in U.S. Securities and Exchange Commission (the “SEC”) filings or otherwise.  We will not perform any due diligence procedures with respect to the applicable Reference Share Issuers.  You should make your own investigation into the Reference Share Issuers.

Industry consolidation and other corporate events may alter the composition of the Basket.  If a Reference Share Issuer is acquired in a stock-for-stock transaction, the stock of the acquiring company will assume that Reference Share’s place in the Basket, including if the stock of the acquiring company is already in the Basket.  Consequently, any consolidation among issuers of the Reference Shares will result in an increased weighting in the Basket for the surviving company.  The effects on the Basket and the Adjusted Initial Share Prices of the Reference Shares of consolidation transactions and other reorganization events with respect to the Reference Shares are described in “Description of the Notes—Anti-dilution Adjustments.”

You will have limited anti-dilution protection with respect to the Reference Shares.  The calculation agent will adjust the Adjusted Initial Share Price of a Reference Share for stock splits, reverse stock splits, stock dividends and other events that affect the applicable issuer’s capital structure, but only in the situations we describe in “Description of the Notes—Anti-dilution Adjustments” below.  The calculation agent will not be required to make an adjustment for every corporate event that may affect a Reference Share.  For example, the calculation agent will not make any adjustments for events such as an offering by a Reference Share Issuer of equity securities or a tender or exchange offer for less than all outstanding shares of that issuer by a third party.  Those events or other actions by the applicable issuer or a third party may nevertheless adversely affect the price of the Reference Share, and adversely affect the value of your notes.

DESCRIPTION OF THE NOTES

This pricing supplement, and the accompanying prospectus dated June 27, 2014 relating to the notes, should be read together.  Because the notes are part of a series of our senior debt securities called Senior Medium-Term Notes, Series C, this pricing supplement and the accompanying prospectus should also be read together with the accompanying prospectus supplement, dated June 27, 2014.  Terms used but not defined in this pricing supplement have the meanings given to them in the accompanying prospectus or accompanying prospectus supplement, unless the context requires otherwise.

The notes will be issued in book-entry form through The Depository Trust Company.  Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer—Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes are part of a series of senior debt securities entitled “Senior Medium-Term Notes, Series C” that we may issue from time to time under the senior indenture, dated January 25, 2010, between Bank of Montreal and Wells Fargo Bank, National Association, as trustee.  Terms that apply generally to our medium term notes are described in “Description of the Notes We May Offer” in the accompanying prospectus supplement.  The terms described in this pricing supplement, supplement those described in the accompanying prospectus and the accompanying prospectus supplement, and, if the terms described here are inconsistent with those described in those documents, the terms described in this pricing supplement are controlling.

We will not pay periodic interest payments on the notes.

Composition of the Basket

The Basket is composed of the Reference Shares.  The Reference Shares will not change over the term of the notes, except in limited circumstances relating to corporate events that may affect the Reference Shares, as described below.

Each Reference Share was assigned a weighting (each, a “Reference Share Weighting”) so that each Reference Share represents a specified portion of the value of the Basket on the first averaging date.  The Reference Share Weighting of each Reference Share is 4%.

Payment at Maturity

The amount that you will receive at maturity for each $1,000 in principal amount of the notes (the “Redemption Amount”) will depend upon the performance of the Basket and the dividends paid on the Reference Shares.  The Redemption Amount will equal:

($1,000 × the Basket Level Percentage) – (the Redemption Adjustment Amount)

The Redemption Adjustment Amount will equal $2.50.

Breakeven Level. The Breakeven Level is 103.00%. In order for you to receive a Redemption Amount per $1,000 in principal amount of the notes that exceeds the price to the public set forth on the cover page, the Basket Level Percentage must exceed the Breakeven Level. In addition, the Redemption Amount could be substantially less than the principal amount of the notes. The Breakeven Level is expressed as a percentage, and calculated as follows:

See “—Adjusted Initial Share Price” and “—Adjusted Final Share Price as to additional adjustments that will affect the Redemption Amount.”

Basket Level Percentage. The Basket Level Percentage will equal the sum of the Weighted Reference Share Performances.

Weighted Reference Share Performance. For each Reference Share, the product of (a) its Reference Share Performance and (b) its Reference Share Weighting.

Reference Share Performance. The Reference Share Performance will measure the change in value of each Reference Share over the term of the notes, including the payment of certain dividends.  For each Reference Share, the Reference Share Performance will equal (a) the applicable Adjusted Final Share Price divided by (b) the applicable Adjusted Initial Share Price, expressed as a percentage.

Adjusted Initial Share Price.  For each Reference Share, the “Adjusted Initial Share Price” was determined over the three averaging dates set forth above.  For each Reference Share, the Adjusted Initial Share Price is equal to the sum of (a) the arithmetic mean of the Average Intra-day Prices on each averaging date (the “Unadjusted Initial Share Price”) and (b) $0.01.

Average Intra-Day Price.  With respect to each Reference Share and any averaging date, the arithmetic mean of the prices at which we or any of our affiliates (which may include the calculation agent) acquires, establishes, reestablishes, substitutes, maintains, unwinds or disposes of, as the case may be, of any transactions or assets relating to that Reference Share as we deem necessary to hedge our obligations with respect to the notes.

Adjusted Final Share Price.  For each Reference Share, the sum of (a) the arithmetic mean of the closing prices on each valuation date, minus $0.01, and (b) the Dividend Amount for that Reference Share.

Dividend Amount.  An amount in U.S. dollars equal to 100% of the gross cash distributions (including ordinary and extraordinary dividends) per Reference Share declared by the applicable Reference Share Issuer where the date that the applicable Reference Share has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs from (and including) the second averaging date to (and including) the final valuation date, as determined by the calculation agent, and subject to the following limitations:

•
with respect to any distribution where the date that the applicable Reference Share commenced trading ex-dividend on the second averaging date, only 1/3 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Share commenced trading ex-dividend on the third averaging date, only 2/3 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the second valuation date, only 2/3 of the applicable distribution shall be included; and

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the third valuation date, only 1/3 of the applicable distribution shall be included.

Valuation Dates

The valuation dates will occur on three trading days occurring shortly before the maturity date.  The scheduled valuation dates are: November 23, 2015, November 24, 2015 and November 25, 2015.  If any valuation date is not a trading day as to any Reference Share, that valuation date will be postponed as to that Reference Share to the next trading day (and each subsequent valuation date will be similarly postponed).  If the calculation agent determines that a market disruption event occurs or is continuing on any valuation date, the Adjusted Final Share Price of the applicable Reference Share or Reference Shares will be determined according to the calculation in “—Consequences of Market Disruption Events” below.

Maturity Date

The maturity date will be November 30, 2015, unless that date is not a business day, in which case the maturity date will be the next following business day.  The maturity date will be postponed by the same number of business days as the final valuation date may be postponed, as provided herein.  However, no interest will accrue past the maturity date.

Certain Definitions

Business Day.  A day of the week other than Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City, Toronto, or Montreal.

Trading Day. As to any Reference Share, any day, as determined by the calculation agent, on which trading is generally conducted on the relevant primary U.S. exchange for that Reference Share.

Closing Price.  The closing price for any Reference Share on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share basis:

•	on the principal national securities exchange on which that Reference Share is listed for trading on that day, or

•
if that Reference Share is not listed on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of that Reference Share.

If that Reference Share is not listed or traded as described above, then the closing price for that Reference Share on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need to exceed three and may include the calculation agent, Raymond James, or any of their respective affiliates.

Consequences of Market Disruption Events

If a market disruption event with respect to any of the Reference Shares occurs or is continuing on any scheduled valuation date, the price of any affected Reference Share for that date will be based upon its price on the next scheduled trading day on which no market disruption event occurs, and each subsequent valuation date will be similarly postponed.  In no event, however, will any valuation date be postponed by more than ten trading days.  As a result, if a market disruption event occurs or is continuing on a valuation date, the determination of the Adjusted Initial Share Price or the Adjusted Final Share Price could also be postponed, although not by more than ten trading days.  If the final scheduled valuation date is postponed, the maturity date shall be postponed by the same number of business days.

If a valuation date is postponed to the tenth scheduled trading day thereafter, and a market disruption event occurs on that day, then the calculation agent shall determine the value of the applicable Reference Share on that day based upon its good faith estimate, made in its sole discretion, of the value that would have been applicable in the absence of the market disruption event.

Any of the following will be a “market disruption event” as to any Reference Share:

•
a suspension, absence or limitation of trading in (i) that security in its primary market, as determined by the calculation agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the calculation agent;

•
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the security in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that security in its primary market;

•
the closure on any day of the primary market for that security on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary market for that security or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or

•
any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

Anti-dilution Adjustments

The calculation agent will adjust the Adjusted Initial Share Price for any Reference Share if any of the dilution events described below occurs with respect to that Reference Share.

The calculation agent will adjust the Adjusted Initial Share Price for any Reference Share as described below, but only if an event described below under this “—Anti-dilution Adjustments” section occurs with respect to that Reference Share and only if the relevant event occurs during the period described under the applicable subsection.  The Adjusted Initial Share Price for each Reference Share will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect that Reference Share.

If more than one anti-dilution event requiring adjustment occurs with respect to the Adjusted Initial Share Price for any Reference Share, the calculation agent will adjust the Adjusted Initial Share Price of that Reference Share for each event, sequentially, in the order in which the events occur, and on a cumulative basis.  As a result, having adjusted the Adjusted Initial Share Price for a Reference Share for the first event, the calculation agent will adjust the Adjusted Initial Share Price for that same Reference Share for the second event, applying the required adjustment to the Adjusted Initial Share Price as already adjusted for the first event, and so on for each event.  If an event requiring an anti-dilution adjustment occurs, the calculation agent will make the adjustment in an attempt to offset, to the extent practical, any change in the economic position of the holder and us, relative to your note, that results solely from that event.  The calculation agent may also adjust the Adjusted Initial Share Price, the Adjusted Final Share Price or the Dividend Amount of the applicable Reference Share in order to ensure an appropriate result.  The calculation agent may, in its sole discretion, modify the anti-dilution adjustments set forth in this section as necessary to ensure an equitable result.

Stock Splits and Stock Dividends

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own.  Each outstanding share will be worth less as a result of a stock split or stock dividend.

If a Reference Share is subject to a stock split or receives a stock dividend, then the calculation agent will adjust its Adjusted Initial Share Price by dividing the prior Adjusted Initial Share Price — that is, the Adjusted Initial Share Price before the stock split or stock dividend — by an amount equal to: (1) the number of shares of the applicable Reference Share outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of the applicable Reference Share outstanding immediately before the stock split or stock dividend becomes effective.  The Adjusted Initial Share Price for a Reference Share will not be adjusted, however, unless:

•
in the case of a stock split, the first day on which that Reference Share trades without the right to receive the stock split occurs after the averaging dates and on or before the applicable valuation date; or

•	in the case of a stock dividend, the ex-dividend date occurs after the averaging dates and on or before the applicable valuation date.

The ex-dividend date for any dividend or other distribution with respect to a Reference Share is the first day on which that Reference Share trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth more as a result of a reverse stock split.

If a Reference Share is subject to a reverse stock split, then the calculation agent will adjust its Adjusted Initial Share Price by multiplying the prior Adjusted Initial Share Price by an amount equal to:  (a) the number of shares of that Reference Share outstanding immediately before the reverse stock split becomes effective; divided by (b) the number of shares of that Reference Share outstanding immediately after the reverse stock split becomes effective.  The Adjusted Initial Share Prices of a Reference Share will not be adjusted, however, unless the reverse stock split becomes effective after the averaging date and on or before the first valuation date.

Transferable Rights and Warrants

If the Reference Share Issuer issues transferable rights or warrants to all holders of that Reference Share to subscribe for or purchase that Reference Share at an exercise price per share that is less than the closing price of the Reference Share on the business day before the ex-dividend date for the issuance, then the applicable Adjusted Initial Share Price will be adjusted by multiplying the prior Adjusted Initial Share Price by the following fraction:

•
the numerator will be the number of shares of that Reference Share outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of that Reference Share that the aggregate offering price of the total number of shares of the applicable Reference Share so offered for subscription or purchase pursuant to the transferable rights or warrants could purchase at the closing price on the business day before the ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the business day before that ex-dividend date.

•
the denominator will be the number of shares of that Reference Share outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the applicable Reference Share offered for subscription or purchase under those transferable rights or warrants.

The Adjusted Initial Share Price will not be adjusted, however, unless the ex-dividend date described above occurs after the averaging dates and on or before the applicable valuation date.

Reorganization Events

If a Reference Share Issuer undergoes a reorganization event in which property other than the applicable Reference Share — e.g., cash and securities of another issuer — is distributed in respect of that Reference Share, then, for purposes of calculating its Reference Share Performance, the calculation agent will determine the closing price of that Reference Share on each valuation date to equal the value of the cash, securities and other property distributed in respect of one share of that Reference Share.

If the calculation agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the calculation agent will, in its sole discretion, substitute another stock for that Reference Share.

Each of the following is a reorganization event with respect to a Reference Share:

•	the Reference Share is reclassified or changed;

•
the Reference Share Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

•	a statutory share exchange involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;

•	the Reference Share Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•
the Reference Share Issuer effects a spin-off — that is, issues to all holders of that Reference Share equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the Reference Share Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

•	another entity completes a tender or exchange offer for all of the outstanding stock of the Reference Share Issuer.

Valuation of Distribution Property

If a reorganization event occurs with respect to a Reference Share, and the calculation agent does not substitute another stock for that Reference Share as described in “—Substitution” below, then the calculation agent will determine the applicable closing price on each valuation date so as to equal the value of the property — whether it be cash, securities or other property — distributed in the reorganization event in respect of one share of that Reference Share, as that Reference Share existed before the date of the reorganization.  We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below.  The calculation agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the averaging dates and on or before the applicable valuation date.

For the purpose of making a determination required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion.  For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the relevant date.  The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate.  If a holder of a Reference Share may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the closing price of a Reference Share on a valuation date to equal the value of the distribution property distributed in the event, as described above, the calculation agent will make further determinations for later events that affect the distribution property considered in determining the closing price.  The calculation agent will do so to the same extent that it would make determinations if that Reference Share were outstanding and were affected by the same kinds of events.

For example, if a Reference Share Issuer merges into another company and each share of that Reference Share is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on each valuation date the closing price of that Reference Share will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash.  The calculation agent will further determine the common share component of that closing price to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this “—Anti-dilution Adjustments” section or as described above in the “—Reorganization Events” subsection as if the common shares were that Reference Share.  In that event, the cash component will not be redetermined but will continue to be a component of the closing price.

When we refer to “distribution property,” we mean the cash, securities and other property distributed in a reorganization event in respect of a Reference Share.  If an adjustment resulting from a prior reorganization had occurred, the “distribution property” will mean the cash, securities and other property distributed in respect of any securities whose value determines the closing price of the Reference Share on a valuation date.  In the case of a spin-off, the distribution property also includes the Reference Share in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the Reference Share as described above.  Consequently, in this pricing supplement, when we refer to a Reference Share, we mean any distribution property that is distributed in a reorganization event in respect of that Reference Share.  Similarly, when we refer to a Reference Share Issuer, we mean any successor entity in a reorganization event.

Substitution

If the calculation agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to the applicable Reference Share upon becoming subject to a reorganization event, then the calculation agent will, in its sole discretion, substitute another stock for that Reference Share.  In such case, the adjustments described above under “—Valuation of Distribution Property” will not apply.

If the calculation agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange as a substitute for that Reference Share.  For all purposes, the substitute stock will be deemed to be that Reference Share for all purposes of the notes.  The calculation agent will determine, in its sole discretion, the Adjusted Initial Share Price, the Dividend Amount and/or the manner of valuation of the substitute stock.  The calculation agent will have the right to make such adjustments to the calculation of the applicable Reference Share Performance and Dividend Amount as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

Other Events and Adjustments

The calculation agent may make such adjustments to the terms of the notes with respect to any of the events described above, as it deems in its discretion is necessary to ensure an equitable result, for example, if an event of the type described in this section occurs on an averaging date or on a valuation date.

Events of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount of cash equal to the amount payable as described under the caption “—Payment at Maturity,” calculated as if the date of acceleration were the final valuation date.  The Dividend Amount for each Reference Share will only include dividends declared and paid through that date.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Role of the Calculation Agent

The calculation agent will make all determinations regarding the prices of the Reference Shares, the Redemption Amount, the Dividend Amounts of the Reference Shares, trading days, business days, market disruption events, any required anti-dilution adjustments, the default amount, and the amounts payable on your notes.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or calculations by the calculation agent.

Our subsidiary, BMOCM, is expected to serve as the calculation agent for the notes.  We may change the calculation agent for your notes at any time after the date of this pricing supplement without notice and BMOCM may resign as calculation agent at any time upon 60 days written notice to us.

Listing

Your notes will not be listed on any securities exchange.

REFERENCE SHARE SELECTION PROCESS

The Basket is composed of a subset of publicly traded common stocks identified by Sabrient from among a universe of stocks rated as “outperform” or “strong buy” by the Equity Research Department at Raymond James.

Sabrient is an independent equity research firm based in Santa Barbara, California, that is a registered investment adviser.  Additional information about Sabrient may be found on Sabrient’s website (sabrientsystems.com).  Information on that website is not included or incorporated by reference in this pricing supplement.

The expected stocks in the Basket were selected in October 2014 by applying a process developed by Sabrient.  The process involved a combination of objective and subjective factors, which involved the exercise of judgment by Sabrient.  The list of stocks that are rated as “outperform” or “strong buy” by the Equity Research Department at Raymond James may change from time to time; however, in connection with the formulation of the Basket, Sabrient applied its criteria to the stocks as of a particular date.  Sabrient applied its selection methodology, which is described briefly below, on a particular date and the resulting constituent stocks included in the Basket are not subject to change, except under the limited circumstances described above under “Description of the Notes—Anti-dilution Adjustments.”  Accordingly, you should only purchase the notes if you seek an investment that is linked to the Reference Shares set forth on the cover page of this pricing supplement.

There can be no assurance that an investment linked to the Reference Shares will outperform any other equity securities.

Please see “Risk Factors—Risks Relating to the Reference Shares” above.

The following summary of Sabrient’s selection methodology has been provided by Sabrient, and neither BMO nor Raymond James has independently investigated its accuracy or completeness.

•	Sabrient compiled a database of approximately 500 U.S.-traded stocks that were rated a “outperform” or “strong buy” by Raymond James.

•
Sabrient applied to these stocks a quantitative earnings quality model based on financial information publicly reported by the issuers.  The stocks that ranked in lowest 25% were removed from consideration for the Basket.

•
From the remaining stocks, Sabrient generated a composite proprietary growth at a reasonable price (“GARP”) score for each stock. This score was used to rank these stocks from top to bottom.  To generate these scores, Sabrient analyzed a number of objective and subjective criteria including, but not limited to, the following:

o	Sabrient calculated a forward valuation score for each company by dividing its Institutional Brokers' Estimate System (“I/B/E/S”) estimated earnings for next year by its then current stock price.

o
Sabrient analyzed changes in I/B/E/S estimates (upward or downward revisions) in order to determine the degree of confidence that analysts have in their estimates of each stock’s forward earnings estimates.  A higher degree of confidence resulted in a higher ranking.

o
Sabrient analyzed each company’s growth history and its I/B/E/S estimates to calculate an “exponential growth rate,” in which greater significance is placed on recent periods. A stock with a more volatile growth history received a lower score.

o	Sabrient evaluated the free cash flow for each company, and applies its earnings quality model as a factor to create each GARP score.

Approximately 50 of the remaining stocks with the highest GARP scores remained eligible for inclusion in the Basket.

•
From these remaining companies, a Sabrient affiliate analyzed each company’s accounting and the quality of reported earnings. Each company’s accounting policies (such as allowances for bad debt, and writedowns or impairments of assets) were reviewed, together with, if applicable, any prior earnings restatements or earnings management.  Sabrient may have eliminated those companies, if any, that it determined to have aggressive accounting policies.

•
Sabrient employed a qualitative review to select 25 stocks from those that have the highest composite score.  To do so, it considered a variety of subjective factors other than those set forth in the bullets above, including developments in their business, news headlines, regulatory landscape, and stock trading patterns.  Based on Thomson Reuters’ Business Classification system, Sabrient limited each sector concentration in the Basket to a maximum of 30% (six stocks), and limited each industry concentration in the Basket to a maximum of 15% (three stocks).

DESCRIPTION OF THE REFERENCE SHARES

Companies with securities registered under the Exchange Act, are required to file financial and other information specified by the SEC periodically.  Information provided to or filed with the SEC can be inspected or copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  In addition, information provided to or filed with the SEC by each Reference Share Issuer under the Exchange Act can be located through the SEC’s website at http://www.sec.gov.

This pricing supplement relates only to the notes offered hereby and does not relate to any Reference Shares or other securities of any Reference Share Issuer.  We derived all disclosures in this pricing supplement regarding the Reference Share Issuers from publicly available documents described in the preceding paragraph.  In connection with the offering of the notes, none of us, Raymond James, or our respective affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any Reference Share Issuer.  None of us, Raymond James, or any of our respective affiliates makes any representation that such publicly available documents or any other publicly available information regarding any Reference Share Issuer is current, accurate or complete.  None of such documents shall be deemed to be incorporated by reference into this pricing supplement.

The composition of the Basket and the identity of the Reference Shares were selected based on the criteria used by the Raymond James Equity Research Department and Sabrient.  Neither we nor our affiliates take any responsibility for the selection of the Basket and the identity of the Reference Shares or otherwise endorses those stocks and none of those entities makes any representation as to the performance of any Reference Share or the Basket.

The Basket

The Equity Research Department at Raymond James & Associates, Inc. regularly publishes research regarding equity securities.  The Reference Shares were selected from among the companies covered by the Equity Research Department.  However, we note that these are only research views based on currently available information.  There is no assurance that any particular company will be successful, or that the investment thesis underlying these research views will come to pass.  Moreover, the business, results of operations, and prospects of these companies are subject to conditions outside of the control of the Equity Research Department, such as general economic conditions.

It is possible that a different group of companies could perform better or worse than the Basket.  Each of the Reference Shares was covered by the Equity Research Department and had a current a rating of “outperform” or “strong buy” from Raymond James as of the date of selection, and was selected by Sabrient based on the criteria described above.  Additional information regarding Raymond James research analyst ratings is available at http://www.raymondjames.com/rsch_how.htm.  Information on that website is not included or incorporated by reference in this pricing supplement.  A rating is subject to downward revision at any time, and a broker-dealer may cease to cover a particular security at any time, including during the term of the notes.

The information in the above two paragraphs has been provided by Raymond James.

The composition of the Basket and the identity of the Reference Shares were selected by Sabrient based on the methodology described in this document.  Neither we nor our affiliates (or Raymond James or Sabrient) takes any responsibility for the selection of the Basket or the identity of the Reference Shares or otherwise endorses such stocks and none of such entities (or Raymond James or Sabrient) makes any representation as to the future performance of any Reference Share or the Basket.

THE REFERENCE SHARES

American Airlines Group Inc.

American Airlines Group Inc. operates an airline that provides scheduled passenger, freight, and mail service throughout North America, the Caribbean, Latin America, Europe, and the Pacific. The company also provides connecting service throughout the United States, Canada, and the Caribbean.

Prior to December 9, 2013, American Airlines Group Inc.’s predecessor’s common stock traded under the symbol “AMR” until the company filed for bankruptcy on November 29, 2011. From that date until December 9, 2013, the company traded on the over-the-counter market under the symbol “AAMRQ.”  On December 9, 2013, the company and its subsidiaries consummated their Chapter 11 reorganization and merged with US Airways Group, Inc.  Immediately following the emergence from bankruptcy and the merger, the company changed its name to American Airlines Group Inc.  On December 9, 2013, American Airlines Group Inc.’s common stock began trading on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “AAL.”

Historical Information of the Common Stock of American Airlines Group Inc.

The following table sets forth the high and low closing prices of this Reference Stock from the first quarter of 2010 to December 9, 2013.

		High ($)	Low ($)
2010	First Quarter	10.16	6.92
	Second Quarter	9.10	6.53
	Third Quarter	7.44	5.99
	Fourth Quarter	8.87	5.96

2011	First Quarter	8.85	6.14
	Second Quarter	6.73	5.40
	Third Quarter	5.52	2.96
	Fourth Quarter	2.96	0.26

2012	First Quarter	0.71	0.24
	Second Quarter	0.59	0.44
	Third Quarter	0.54	0.36
	Fourth Quarter	0.95	0.36

2013	First Quarter	4.38	0.84
	Second Quarter	6.85	3.40
	Third Quarter	6.05	2.57
	Fourth Quarter (December 9, 2013)	12.25	4.45

The following table sets forth the high and low closing prices of this Reference Stock from December 9, 2013 through the pricing date.

		High ($)	Low ($)
2013	Fourth Quarter (from December 9, 2013)	26.61	24.60

2014	First Quarter	39.02	25.36
	Second Quarter	44.55	33.37
	Third Quarter	43.86	35.03
	Fourth Quarter (through the pricing date)	44.12	28.58

Advance Auto Parts, Inc.

Advance Auto Parts, Inc. is a retailer of auto parts and accessories. The company operates stores in various states, primarily located in the northeastern, southeastern, and midwestern regions of the United States, and in Puerto Rico and the Virgin Islands. Its common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “AAP.”

Historical Information of the Common Stock of Advance Auto Parts, Inc.

The following table sets forth the high and low closing prices of this Reference Stock from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	43.96	39.16
	Second Quarter	52.14	42.10
	Third Quarter	59.81	50.50
	Fourth Quarter	68.54	57.78

2011	First Quarter	66.52	60.27
	Second Quarter	72.16	57.25
	Third Quarter	62.76	50.04
	Fourth Quarter	70.92	56.30

2012	First Quarter	90.51	69.10
	Second Quarter	92.37	65.59
	Third Quarter	73.91	67.14
	Fourth Quarter	81.00	66.15

2013	First Quarter	82.65	71.76
	Second Quarter	87.18	78.71
	Third Quarter	84.49	79.12
	Fourth Quarter	110.68	80.48

2014	First Quarter	127.92	109.74
	Second Quarter	134.92	116.25
	Third Quarter	138.30	121.06
	Fourth Quarter (through the pricing date)	149.37	130.52

Apple Inc.

Apple Inc. designs, manufactures, and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals, and networking solutions. The company sells its products worldwide through its online stores, its retail stores, its direct sales force, third-party wholesalers, and resellers. Its common stock trades on the Nasdaq under the symbol “AAPL.”

Historical Information of the Common Stock of Apple Inc.

The following table sets forth the high and low closing prices of this Reference Stock from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	33.69	27.44
	Second Quarter	39.15	33.69
	Third Quarter	41.76	34.28
	Fourth Quarter	46.50	39.81

2011	First Quarter	51.88	46.67
	Second Quarter	50.43	45.05
	Third Quarter	59.06	49.04
	Fourth Quarter	60.32	51.94

2012	First Quarter	88.23	58.75
	Second Quarter	90.89	75.73
	Third Quarter	100.30	82.13
	Fourth Quarter	95.92	72.80

2013	First Quarter	78.43	60.01
	Second Quarter	66.26	55.79
	Third Quarter	72.53	58.46
	Fourth Quarter	81.44	68.71

2014	First Quarter	79.62	71.40
	Second Quarter	94.25	73.99
	Third Quarter	103.30	93.09
	Fourth Quarter (through the pricing date)	114.18	96.26

AmSurg Corp.

AmSurg Corp. develops, acquires, and manages physician practice-based ambulatory surgery centers and specialty physician networks. The company operates in partnership with surgical and other group physician practices. Its common stock trades on the Nasdaq under the symbol “AMSG.”

Historical Information of the Common Stock of AmSurg Corp.

The following table sets forth the high and low closing prices of this Reference Stock from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	22.90	20.20
	Second Quarter	23.30	17.82
	Third Quarter	18.93	16.58
	Fourth Quarter	21.55	17.10

2011	First Quarter	25.44	20.34
	Second Quarter	27.35	24.56
	Third Quarter	27.59	19.80
	Fourth Quarter	26.71	21.70

2012	First Quarter	28.15	24.89
	Second Quarter	29.98	26.57
	Third Quarter	32.01	27.63
	Fourth Quarter	30.47	25.98

2013	First Quarter	33.64	29.41
	Second Quarter	36.74	32.01
	Third Quarter	40.60	35.29
	Fourth Quarter	48.32	39.72

2014	First Quarter	47.08	40.40
	Second Quarter	52.36	40.38
	Third Quarter	54.03	46.55
	Fourth Quarter (through the pricing date)	54.01	48.66

ArcBest Corporation

ArcBest Corporation is a diversified holding company involved in motor carrier transportation and intermodal transportation operations. The company transports a variety of goods around the world. Its common stock trades on the Nasdaq under the symbol “ARCB.”

Historical Information of the Common Stock of ArcBest Corporation

The following table sets forth the high and low closing prices of this Reference Stock from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	30.03	21.60
	Second Quarter	32.71	19.85
	Third Quarter	24.37	18.97
	Fourth Quarter	28.65	23.40

2011	First Quarter	27.93	23.46
	Second Quarter	26.16	21.40
	Third Quarter	26.90	16.15
	Fourth Quarter	21.37	15.01

2012	First Quarter	22.50	17.34
	Second Quarter	19.32	10.96
	Third Quarter	13.69	7.42
	Fourth Quarter	9.56	6.56

2013	First Quarter	12.62	9.72
	Second Quarter	22.95	9.73
	Third Quarter	27.79	19.60
	Fourth Quarter	34.70	21.62

2014	First Quarter	37.19	30.40
	Second Quarter	45.15	35.48
	Third Quarter	44.09	31.73
	Fourth Quarter (through the pricing date)	43.38	30.54

Alliance Resource Partners, L.P.

Alliance Resource Partners, L.P. produces and markets coal to United States utilities and industrial users. The company operates its facilities in Kentucky, Illinois, and Maryland. The company is organized as a limited partnership, and its common units representing limited partnership interests trade on the Nasdaq under the symbol “ARLP.”

Historical Information of the Common Stock of Alliance Resource Partners, L.P.

The following table sets forth the high and low closing prices of this Reference Stock from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	22.61	19.09
	Second Quarter	25.59	19.89
	Third Quarter	30.35	22.19
	Fourth Quarter	32.64	29.27

2011	First Quarter	41.63	32.24
	Second Quarter	41.33	33.92
	Third Quarter	39.73	31.48
	Fourth Quarter	38.41	30.33

2012	First Quarter	41.10	30.05
	Second Quarter	32.29	26.00
	Third Quarter	33.51	28.50
	Fourth Quarter	33.03	26.53

2013	First Quarter	33.00	29.99
	Second Quarter	38.75	31.77
	Third Quarter	39.38	35.53
	Fourth Quarter	38.89	35.11

2014	First Quarter	43.19	37.58
	Second Quarter	47.23	41.65
	Third Quarter	51.23	42.84
	Fourth Quarter (through the pricing date)	49.40	38.60

Arris Group, Inc.

Arris Group, Inc. is a communications technology company specializing in the design and engineering of broadband local access networks. The company develops, manufactures, and supplies optical transmission, cable telephony and Internet access, outside plant construction, and maintenance equipment for cable system operators. Its common stock trades on the Nasdaq under the symbol “ARRS.”

Historical Information of the Common Stock of Arris Group, Inc.

The following table sets forth the high and low closing prices of this Reference Stock from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	12.51	9.55
	Second Quarter	12.96	10.19
	Third Quarter	12.08	8.18
	Fourth Quarter	11.24	9.10

2011	First Quarter	13.74	11.44
	Second Quarter	12.99	10.49
	Third Quarter	12.23	9.70
	Fourth Quarter	11.52	9.91

2012	First Quarter	12.33	10.61
	Second Quarter	13.91	10.90
	Third Quarter	14.07	12.35
	Fourth Quarter	15.33	12.54

2013	First Quarter	17.88	15.27
	Second Quarter	17.47	14.17
	Third Quarter	17.07	14.38
	Fourth Quarter	24.34	16.40

2014	First Quarter	31.34	24.05
	Second Quarter	33.50	25.43
	Third Quarter	35.26	28.36
	Fourth Quarter (through the pricing date)	30.84	24.27

BGC Partners, Inc.

BGC Partners, Inc. is a global brokerage company servicing the financial and real estate markets. The company provides a wide range of inter-dealer broker and commercial real estate services. Its common stock trades on the Nasdaq under the symbol “BGCP.”

Historical Information of the Common Stock of BGC Partners, Inc.

The following table sets forth the high and low closing prices of this Reference Stock from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	6.37	3.73
	Second Quarter	6.96	5.11
	Third Quarter	5.97	4.79
	Fourth Quarter	8.68	6.02

2011	First Quarter	9.92	7.83
	Second Quarter	9.66	7.36
	Third Quarter	8.43	5.92
	Fourth Quarter	7.14	5.43

2012	First Quarter	7.97	6.05
	Second Quarter	7.50	5.76
	Third Quarter	6.19	4.40
	Fourth Quarter	5.11	3.18

2013	First Quarter	4.69	3.47
	Second Quarter	5.91	3.85
	Third Quarter	6.47	5.53
	Fourth Quarter	6.09	5.13

2014	First Quarter	7.26	6.03
	Second Quarter	7.62	6.64
	Third Quarter	7.99	7.16
	Fourth Quarter (through the pricing date)	8.65	7.16

Baker Hughes Incorporated

Baker Hughes Incorporated supplies reservoir-centered products, services, and systems to the worldwide oil and gas industry. The company provides products and services for oil and gas exploration, drilling, completion, and production. The company also manufactures and markets a variety of roller cutter bits and fixed cutter diamond bits. Its common stock trades on the NYSE under the symbol “BHI.”

Historical Information of the Common Stock of Baker Hughes Incorporated

The following table sets forth the high and low closing prices of this Reference Stock from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	51.86	41.24
	Second Quarter	54.18	35.87
	Third Quarter	50.23	37.58
	Fourth Quarter	57.17	42.82

2011	First Quarter	74.16	54.83
	Second Quarter	78.00	67.27
	Third Quarter	79.94	46.15
	Fourth Quarter	60.89	44.47

2012	First Quarter	52.40	40.79
	Second Quarter	44.76	38.13
	Third Quarter	50.10	38.85
	Fourth Quarter	47.10	39.64

2013	First Quarter	47.96	42.01
	Second Quarter	48.22	43.21
	Third Quarter	50.38	46.22
	Fourth Quarter	58.66	48.64

2014	First Quarter	65.27	51.82
	Second Quarter	74.63	63.37
	Third Quarter	75.35	65.06
	Fourth Quarter (through the pricing date)	63.43	50.02

CDW Corporation

CDW Corporation provides information technology products and services. The company offers hardware, software, computer peripherals, cloud computing, mobile devices, network communication, and security solutions. The company serves business, government, education, and healthcare customers throughout North America. Its common stock began trading on the Nasdaq on June 27, 2013 under the symbol “CDW.”

Historical Information of the Common Stock of CDW Corporation

The following table sets forth the high and low closing prices of this Reference Stock from June 27, 2013 through the pricing date.

		High ($)	Low ($)
2013	Second Quarter (June 27, 2013)	18.62	17.00
	Third Quarter	24.30	18.34
	Fourth Quarter	23.36	20.66

2014	First Quarter	27.44	22.98
	Second Quarter	32.22	27.37
	Third Quarter	33.48	30.34
	Fourth Quarter (through the pricing date)	32.95	28.25

Delta Air Lines, Inc.

Delta Air Lines, Inc. provides scheduled air transportation for passengers, freight, and mail over a network of routes throughout the United States and internationally. Its common stock trades on the NYSE under the symbol “DAL.”

Historical Information of the Common Stock of Delta Air Lines, Inc.

The following table sets forth the high and low closing prices of this Reference Stock from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	14.65	11.22
	Second Quarter	14.93	11.31
	Third Quarter	12.61	9.96
	Fourth Quarter	14.33	11.24

2011	First Quarter	13.00	9.79
	Second Quarter	11.51	9.00
	Third Quarter	9.41	6.62
	Fourth Quarter	9.02	6.65

2012	First Quarter	11.30	8.01
	Second Quarter	12.10	9.81
	Third Quarter	11.12	8.55
	Fourth Quarter	11.94	9.33

2013	First Quarter	17.07	12.23
	Second Quarter	18.97	14.39
	Third Quarter	24.01	18.41
	Fourth Quarter	29.34	24.02

2014	First Quarter	35.37	27.70
	Second Quarter	42.23	31.73
	Third Quarter	40.93	35.61
	Fourth Quarter (through the pricing date)	44.08	30.90

Express Scripts, Inc.

Express Scripts, Inc. is a pharmacy benefit management and specialty managed care company serving clients throughout North America. The company's customers include managed care organizations, insurance carriers, third party administrators, employers, and union-sponsored benefit plans. Its common stock trades on the Nasdaq under the symbol “ESRX.”

Historical Information of the Common Stock of Express Scripts, Inc.

The following table sets forth the high and low closing prices of this Reference Stock from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	51.12	41.93
	Second Quarter	53.27	47.02
	Third Quarter	49.60	42.12
	Fourth Quarter	55.24	47.41

2011	First Quarter	58.74	51.80
	Second Quarter	60.66	52.94
	Third Quarter	57.30	37.07
	Fourth Quarter	48.32	35.71

2012	First Quarter	54.95	47.01
	Second Quarter	58.85	50.67
	Third Quarter	64.25	54.06
	Fourth Quarter	65.45	50.05

2013	First Quarter	59.77	53.36
	Second Quarter	63.60	55.26
	Third Quarter	67.66	60.94
	Fourth Quarter	70.60	60.88

2014	First Quarter	78.64	69.84
	Second Quarter	76.08	66.17
	Third Quarter	75.51	65.60
	Fourth Quarter (through the pricing date)	77.99	69.65

FedEx Corporation

FedEx Corporation delivers packages and freight to multiple countries and territories through an integrated global network. The company provides worldwide express delivery, ground small-parcel delivery, less-than-truckload freight delivery, supply chain management services, customs brokerage services, and trade facilitation and electronic commerce solutions. Its common stock trades on the NYSE under the symbol “FDX.”

Historical Information of the Common Stock of FedEx Corporation

The following table sets forth the high and low closing prices of this Reference Stock from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	93.40	76.69
	Second Quarter	95.62	70.11
	Third Quarter	87.29	70.70
	Fourth Quarter	95.21	85.43

2011	First Quarter	98.32	85.28
	Second Quarter	95.74	85.38
	Third Quarter	98.50	66.58
	Fourth Quarter	84.92	65.15

2012	First Quarter	96.98	84.09
	Second Quarter	92.19	84.34
	Third Quarter	92.79	84.39
	Fourth Quarter	93.49	84.50

2013	First Quarter	109.07	94.25
	Second Quarter	102.17	91.87
	Third Quarter	116.83	97.77
	Fourth Quarter	143.77	112.08

2014	First Quarter	142.70	129.44
	Second Quarter	151.50	131.23
	Third Quarter	162.18	145.47
	Fourth Quarter (through the pricing date)	172.34	151.26

F5 Networks, Inc.

F5 Networks, Inc. provides integrated internet traffic management solutions designed to improve the availability and performance of mission-critical internet-based servers and applications. The company's software-based solutions manage and control Internet traffic and content. The company's solutions automatically deliver internet content for service providers and e-businesses. Its common stock trades on the Nasdaq under the symbol “FFIV.”

Historical Information of the Common Stock of F5 Networks, Inc.

The following table sets forth the high and low closing prices of this Reference Stock from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	64.60	48.36
	Second Quarter	74.69	62.14
	Third Quarter	104.64	68.65
	Fourth Quarter	143.09	90.99

2011	First Quarter	144.17	91.67
	Second Quarter	113.58	92.92
	Third Quarter	118.65	69.25
	Fourth Quarter	115.66	70.43

2012	First Quarter	134.96	104.32
	Second Quarter	138.06	93.36
	Third Quarter	110.57	89.44
	Fourth Quarter	107.43	81.78

2013	First Quarter	107.66	87.01
	Second Quarter	90.52	68.02
	Third Quarter	93.62	68.52
	Fourth Quarter	92.02	79.43

2014	First Quarter	114.78	87.78
	Second Quarter	113.56	100.91
	Third Quarter	127.64	109.16
	Fourth Quarter (through the pricing date)	128.88	107.11

Halliburton Company

Halliburton Company provides energy services and engineering and construction services and manufactures products for the energy industry. The company offers services and products and integrated solutions to customers in the exploration, development, and production of oil and natural gas. Its common stock trades on the NYSE under the symbol “HAL.”

Historical Information of the Common Stock of Halliburton Company

The following table sets forth the high and low closing prices of this Reference Stock from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	34.60	28.10
	Second Quarter	34.96	21.15
	Third Quarter	33.40	24.98
	Fourth Quarter	41.15	31.40

2011	First Quarter	49.84	38.17
	Second Quarter	51.00	45.33
	Third Quarter	57.27	30.52
	Fourth Quarter	39.13	28.68

2012	First Quarter	38.51	32.48
	Second Quarter	35.03	26.70
	Third Quarter	37.44	28.36
	Fourth Quarter	35.65	29.95

2013	First Quarter	43.32	35.71
	Second Quarter	45.55	37.21
	Third Quarter	50.32	42.45
	Fourth Quarter	56.26	48.40

2014	First Quarter	59.46	48.20
	Second Quarter	71.01	57.36
	Third Quarter	74.02	63.66
	Fourth Quarter (through the pricing date)	62.47	49.63

HCA Holdings, Inc.

HCA Holdings, Inc. operates hospitals. The company operates acute care hospitals, outpatient facilities, clinics and other patient care delivery settings. The company operates hospitals in the United States and the United Kingdom. Its common stock began trading on the NYSE on March 10, 2011 under the symbol “HCA.”

Historical Information of the Common Stock of HCA Holdings, Inc.

The following table sets forth the high and low closing prices of this Reference Stock from March 10, 2011 through the pricing date.

		High ($)	Low ($)
2011	First Quarter (March 10, 2011)	34.24	30.00
	Second Quarter	35.24	31.40
	Third Quarter	34.61	17.66
	Fourth Quarter	26.61	18.07

2012	First Quarter	28.97	20.80
	Second Quarter	30.43	24.40
	Third Quarter	33.25	25.55
	Fourth Quarter	33.87	28.41

2013	First Quarter	40.63	31.30
	Second Quarter	41.40	36.06
	Third Quarter	42.75	35.49
	Fourth Quarter	48.54	43.78

2014	First Quarter	52.50	47.65
	Second Quarter	58.01	48.21
	Third Quarter	73.48	54.52
	Fourth Quarter (through the pricing date)	72.09	62.94

HD Supply Holdings, Inc.

HD Supply Holdings, Inc. is a holding company. The company, through its subsidiaries, operates as an industrial distributor of products specializing in maintenance, repair & operations, infrastructure & power, and specialty construction. Its common stock began trading on the Nasdaq on June 27, 2013 under the symbol “HDS.”

Historical Information of the Common Stock of HD Supply Holdings, Inc.

The following table sets forth the high and low closing prices of this Reference Stock from June 27, 2013 through the pricing date.

		High ($)	Low ($)
2013	Second Quarter (June 27, 2013)	18.79	18.00
	Third Quarter	24.75	18.92
	Fourth Quarter	24.53	19.70

2014	First Quarter	26.68	20.90
	Second Quarter	28.77	24.89
	Third Quarter	29.35	25.23
	Fourth Quarter (through the pricing date)	29.49	23.91

Marathon Petroleum Corporation

Marathon Petroleum Corporation refines, transports, and markets petroleum products. The company sells its products to resellers and consumers in the mid-west, gulf coast, and southeast United States. Its common stock began trading on the NYSE on June 23, 2011 under the symbol “MPC.”

Historical Information of the Common Stock of Marathon Petroleum Corporation

The following table sets forth the high and low closing prices of this Reference Stock from June 23, 2011 through the pricing date.

		High ($)	Low ($)
2011	Second Quarter (June 23, 2011)	41.40	37.25
	Third Quarter	44.97	27.06
	Fourth Quarter	38.92	27.15

2012	First Quarter	45.21	30.96
	Second Quarter	44.92	34.28
	Third Quarter	55.61	43.43
	Fourth Quarter	63.00	53.05

2013	First Quarter	91.13	60.25
	Second Quarter	89.83	70.38
	Third Quarter	75.09	62.99
	Fourth Quarter	91.73	62.10

2014	First Quarter	94.50	82.31
	Second Quarter	96.69	78.07
	Third Quarter	92.39	75.79
	Fourth Quarter (through the pricing date)	95.01	76.27

National Oilwell Varco, Inc.

National Oilwell Varco, Inc. is a worldwide provider of equipment and components used in oil and gas drilling and production operations, oilfield services, and supply chain integration services to the upstream oil and gas industry. Its common stock trades on the NYSE under the symbol “NOV.”

Historical Information of the Common Stock of National Oilwell Varco, Inc.

The following table sets forth the high and low closing prices of this Reference Stock from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	42.86	35.98
	Second Quarter	41.86	29.76
	Third Quarter	40.42	29.96
	Fourth Quarter	60.61	39.60

2011	First Quarter	74.13	57.43
	Second Quarter	73.41	58.94
	Third Quarter	75.08	46.16
	Fourth Quarter	68.25	45.27

2012	First Quarter	78.57	63.76
	Second Quarter	72.70	54.07
	Third Quarter	76.45	58.04
	Fourth Quarter	73.93	58.46

2013	First Quarter	66.82	59.71
	Second Quarter	64.50	57.80
	Third Quarter	71.94	62.54
	Fourth Quarter	75.97	70.09

2014	First Quarter	71.93	65.82
	Second Quarter	82.63	69.56
	Third Quarter	86.43	76.10
	Fourth Quarter (through the pricing date)	74.54	68.05

Norfolk Southern Corporation

Norfolk Southern Corporation provides rail transportation services. The company transports raw materials, intermediate products, and finished goods primarily in the Southeast, East, and Midwest and, via interchange with rail carriers, to and from the rest of the United States. The company also transports overseas freight through several Atlantic and Gulf Coast ports. Its common stock trades on the NYSE under the symbol “NSC.”

Historical Information of the Common Stock of Norfolk Southern Corporation

The following table sets forth the high and low closing prices of this Reference Stock from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	56.20	46.31
	Second Quarter	61.15	52.19
	Third Quarter	59.88	50.50
	Fourth Quarter	62.99	58.37

2011	First Quarter	69.56	60.38
	Second Quarter	74.93	66.27
	Third Quarter	76.99	60.44
	Fourth Quarter	75.75	60.01

2012	First Quarter	78.24	64.45
	Second Quarter	74.41	63.67
	Third Quarter	75.10	63.63
	Fourth Quarter	67.71	56.34

2013	First Quarter	77.08	63.29
	Second Quarter	80.36	70.46
	Third Quarter	78.30	71.66
	Fourth Quarter	92.87	76.27

2014	First Quarter	97.38	87.76
	Second Quarter	104.41	93.15
	Third Quarter	112.15	100.00
	Fourth Quarter (through the pricing date)	116.66	102.36

NXP Semiconductors N.V.

NXP Semiconductors N.V. operates as a semiconductor company. The company designs semiconductors and software for mobile communications, consumer electronics, security applications, in-car entertainment, and networking. The company offers its products to the automotive, identification, wireless infrastructure, lighting, mobile, and computing applications. The company is incorporated in the Netherlands, and its ordinary shares began trading on the Nasdaq on August 6, 2010 under the symbol “NXPI.”

Historical Information of the Common Stock of NXP Semiconductors N.V.

The following table sets forth the high and low closing prices of this Reference Stock from August 6, 2010 through the pricing date.

		High ($)	Low ($)
2010	Third Quarter (August 6, 2010	14.00	10.68
	Fourth Quarter	20.93	11.85

2011	First Quarter	31.95	21.43
	Second Quarter	34.18	22.65
	Third Quarter	27.51	14.03
	Fourth Quarter	19.66	13.68

2012	First Quarter	26.97	16.01
	Second Quarter	26.32	18.81
	Third Quarter	26.67	20.03
	Fourth Quarter	26.32	20.93

2013	First Quarter	32.80	26.55
	Second Quarter	32.01	25.29
	Third Quarter	39.11	31.18
	Fourth Quarter	45.95	36.03

2014	First Quarter	59.91	42.94
	Second Quarter	66.44	55.72
	Third Quarter	73.01	60.50
	Fourth Quarter (through the pricing date)	74.39	53.90

The Priceline Group Inc.

The Priceline Group Inc. enables consumers to use the Internet to save money on a variety of products and services. The company's product allows customers to name their own price on products or services and communicates that demand directly to participating sellers or to their private databases. Participants include domestic and international airlines, and hotel chains. Its common stock trades on the Nasdaq under the symbol “PCLN.”

Historical Information of the Common Stock of The Priceline Group Inc.

The following table sets forth the high and low closing prices of this Reference Stock from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	255.99	195.35
	Second Quarter	273.00	175.19
	Third Quarter	349.93	176.41
	Fourth Quarter	420.65	330.86

2011	First Quarter	506.44	409.38
	Second Quarter	555.65	458.78
	Third Quarter	552.15	446.32
	Fourth Quarter	552.85	444.00

2012	First Quarter	735.40	476.08
	Second Quarter	764.75	610.50
	Third Quarter	690.55	562.00
	Fourth Quarter	667.80	557.87

2013	First Quarter	725.07	638.40
	Second Quarter	842.50	683.57
	Third Quarter	1,014.97	840.74
	Fourth Quarter	1,192.33	989.03

2014	First Quarter	1,370.43	1,113.49
	Second Quarter	1,291.73	1,108.00
	Third Quarter	1,309.28	1,153.59
	Fourth Quarter (through the pricing date)	1,206.21	1,040.70

Prudential Financial, Inc.

Prudential Financial, Inc. provides financial services throughout the United States and several locations worldwide. The company offers a variety of products and services, including life insurance, mutual funds, annuities, pension and retirement related services and administration, and asset management. Its common stock trades on the NYSE under the symbol “PRU.”

Historical Information of the Common Stock of Prudential Financial, Inc.

The following table sets forth the high and low closing prices of this Reference Stock from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	60.50	47.02
	Second Quarter	65.82	53.66
	Third Quarter	59.54	49.65
	Fourth Quarter	59.95	50.68

2011	First Quarter	67.32	58.32
	Second Quarter	64.62	57.77
	Third Quarter	65.26	43.93
	Fourth Quarter	57.32	43.91

2012	First Quarter	64.65	51.30
	Second Quarter	64.50	44.74
	Third Quarter	58.63	45.46
	Fourth Quarter	59.89	48.74

2013	First Quarter	60.41	54.64
	Second Quarter	73.03	54.91
	Third Quarter	82.62	73.30
	Fourth Quarter	92.43	75.99

2014	First Quarter	91.23	80.45
	Second Quarter	91.10	77.61
	Third Quarter	93.16	85.75
	Fourth Quarter (through the pricing date)	88.91	77.86

Skyworks Solutions, Inc.

Skyworks Solutions, Inc. is a wireless semiconductor company that designs and manufactures radio frequency and complete semiconductor system solutions for mobile communications applications. The company provides front-end modules, radio frequency subsystems, and system solutions to wireless handset and infrastructure customers worldwide. Its common stock trades on the Nasdaq under the symbol “SWKS.”

Historical Information of the Common Stock of Skyworks Solutions, Inc.

The following table sets forth the high and low closing prices of this Reference Stock from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	16.41	12.69
	Second Quarter	17.91	14.23
	Third Quarter	21.09	16.33
	Fourth Quarter	29.18	20.08

2011	First Quarter	36.98	29.19
	Second Quarter	31.46	21.70
	Third Quarter	27.00	17.96
	Fourth Quarter	22.40	14.04

2012	First Quarter	28.66	16.78
	Second Quarter	28.40	23.31
	Third Quarter	31.18	23.18
	Fourth Quarter	24.08	19.80

2013	First Quarter	24.97	20.41
	Second Quarter	23.95	20.15
	Third Quarter	26.33	20.99
	Fourth Quarter	28.56	23.71

2014	First Quarter	39.27	27.40
	Second Quarter	48.34	34.90
	Third Quarter	58.84	46.34
	Fourth Quarter (through the pricing date)	62.80	45.32

United Continental Holdings, Inc.

United Continental Holdings, Inc. is an airline holding company. The company owns and operates airlines that transport persons, property and mail throughout the United States and abroad. Its common stock trades on the NYSE under the symbol “UAL.”

Historical Information of the Common Stock of United Continental Holdings, Inc.

           The following table sets forth the high and low closing prices of this Reference Stock from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	20.18	12.23
	Second Quarter	23.97	17.71
	Third Quarter	24.25	18.59
	Fourth Quarter	29.53	23.27

2011	First Quarter	27.48	22.17
	Second Quarter	26.68	19.79
	Third Quarter	23.03	16.61
	Fourth Quarter	21.24	15.53

2012	First Quarter	24.97	17.48
	Second Quarter	25.17	20.58
	Third Quarter	24.82	17.78
	Fourth Quarter	24.19	19.21

2013	First Quarter	32.50	23.95
	Second Quarter	34.75	28.66
	Third Quarter	36.25	27.71
	Fourth Quarter	39.83	29.65

2014	First Quarter	49.18	37.73
	Second Quarter	48.05	39.20
	Third Quarter	51.74	38.62
	Fourth Quarter (through the pricing date)	56.76	40.55

SUPPLEMENTAL TAX CONSIDERATIONS

Supplemental Canadian Tax Considerations

For a summary of Canadian tax considerations relevant to an investment in the notes, please see the sections entitled “Canadian Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations ” in the accompanying prospectus supplement.

With respect to any interest payable on the notes, or any portion of the principal amount of the notes in excess of the issue price, such interest or principal, as the case may be, should not be subject to Canadian Non-Resident withholding tax.

Supplemental U.S. Federal Income Tax Considerations

        The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the notes.  It does not purport to be a complete analysis of all tax considerations relating to the notes.  Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes.  This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus).  It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether a Reference Share Issuer would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If a Reference Share Issuer were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by Reference Share Issuers and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this pricing supplement as a pre-paid cash-settled derivative contract in respect of the Basket for U.S. federal income tax purposes, and the terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization.  If the notes are so treated, subject to the discussion below concerning the application of the “constructive ownership” rules under Section 1260 of the Code, it would be reasonable for a United States holder to take the position that it will recognize capital gain or loss upon the sale or maturity of the notes in an amount equal to the difference between the amount a United States holder receives at such time and the United States holder’s tax basis in the notes.  In general, a United States holder’s tax basis in the notes will be equal to the price the holder paid for the notes.  Capital gain recognized by an individual United States holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.  The holding period for notes of a United States holder who acquires the notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the notes.  If the notes are held by the same United States holder until maturity, that holder’s holding period will generally include the maturity date. It is possible that the Internal Revenue Service could assert that a United States holder’s holding period in respect of the notes should end on the date on which the amount the holder is entitled to receive upon the maturity of the notes is determined, even though the holder will not receive any amounts from us in respect of the notes prior to the maturity of the notes. In such case, a United States holder may be treated as having a holding period in respect of the notes that is one year or less even if the holder receives cash upon maturity of the notes at a time that is more than one year after the beginning of its holding period.

Potential Application of Section 1260 of the Code

Since at least one of the Reference Shares is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as regulated investment companies (including certain exchange-traded funds), real estate investment trusts, partnerships, trusts and passive foreign investment companies), while the matter is not entirely clear, an investment in the notes will likely, in whole or in part, be treated as a “constructive ownership transaction” to which Section 1260 of the Code applies.  If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a United States holder in respect of a note will be recharacterized as ordinary income (the “Excess Gain”).  In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement).

If an investment in a note is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a United States holder in respect of the note will be recharacterized as ordinary income.  It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the note will equal the excess of (i) any long-term capital gain recognized by the United States holder in respect of the note and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such United States holder would have had if such United States holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the note attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets upon the date of sale, exchange, or settlement of the note at fair market value (and appropriately taking into account any leveraged upside exposure).  To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain.  United States holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the note.

Under Section 1260 of the Code, there is a presumption that the net underlying long-term capital gain is zero (with the result that the recharacterization and interest charge described above would apply to all of the gain from the notes that otherwise would have been long-term capital gain), unless the contrary is demonstrated by clear and convincing evidence. Holders will be responsible for obtaining information necessary to determine the net underlying long-term capital gain with respect to the corresponding Section 1260 Financial Assets, as we do not intend to supply holders with such information.  Holders should consult with their tax advisor regarding the application of the constructive ownership transaction to their notes and the calculations necessary to comply with Section 1260 of the Code.

Alternative Treatments

Alternative tax treatments of the notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it is possible that a holder would be required to include the Dividend Amount (including any interest earned thereon) in income over the term of the notes even though the holder will not receive any payments from us until maturity of the notes. In addition, it would also be possible to treat the notes, and the Internal Revenue Service might assert that the notes should be treated, as a single debt instrument.  Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the notes are so treated, a United States holder would generally be required to accrue interest currently over the term of the notes even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a United States holder might recognize upon the sale or maturity of the notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the notes, and thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in other tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the notes should be treated as ordinary gain or loss.  In addition, it is possible that the amount a holder receives upon sale or maturity that is attributable to the Dividend Amount (and any interest earned thereon) will be taxable as ordinary income. Holders should consult their tax advisors as to the tax consequences of such characterizations and any possible alternative characterizations of the notes for U.S. federal income tax purposes.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, and they sought taxpayer comments on the subject.  It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this pricing supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting

Please see the discussion under “United States Federal Income Taxation—Other Considerations—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-U.S. Holders

The following discussion applies to non-U.S. holders of the notes.  A non-U.S. holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation or a foreign estate or trust.

While the U.S. federal income tax treatment of the notes (including proper characterization of the Dividend Amount for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the Dividend Amount paid to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on an Internal Revenue Service Form W-8BEN or W-8BEN-E, or a substitute or successor form).  In addition, special rules may apply to claims for treaty benefits made by corporate non-U.S. holders.  A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.  The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the Dividend Amount under U.S. federal income tax laws and whether such treaty rate or exemption applies to such payments.  No assurance can be provided on the proper characterization of the Dividend Amount for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty.  Non-U.S. holders must consult their tax advisors in this regard.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including for the avoidance of doubt any amounts representing Dividend Amount which would be subject to the rules discussed in the previous paragraph) upon the sale or maturity of the notes, provided that (i) the holder complies with any applicable certification requirements (which certification may generally be made on an Internal Revenue Service Form W-8BEN or W-8BEN-E, or a substitute or successor form), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax in addition to the withholding tax described above, we will withhold tax at the applicable statutory rate and we will not be required to pay any additional amounts in respect of such withholding.  Prospective investors should consult their own tax advisors in this regard.

Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder.  Under proposed Treasury Department regulations, payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, may be treated as dividend equivalents. If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the notes on or after January 1, 2016 that are treated as dividend equivalents.  However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act was enacted on March 18, 2010 and will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. A note may constitute an account for these purposes. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

These withholding and reporting requirements generally apply to payments made after June 30, 2014. Account holders subject to information reporting requirements pursuant to the Foreign Account Tax Compliance Act may include holders of the notes.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules.   Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan.  A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption.  Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S., or other laws (“Similar Laws”).

The acquisition of notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption.  The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of notes.  These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of notes offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “Service Provider Exemption”).  Any Plan fiduciary relying on the Service Provider Exemption and purchasing the notes on behalf of a Plan must initially make a determination that (x) the Plan is paying no more than, and is receiving no less than, “adequate consideration” in connection with the transaction and (y) neither we nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice with respect to the assets of the Plan which such fiduciary is using to purchase, both of which are necessary preconditions to reliance on the Service Provider Exemption.  If we or any of our affiliates provides fiduciary investment management services with respect to a Plan’s acquisition of the notes, the Service Provider Exemption may not be available, and in that case, other exemptive relief would be required as precondition for purchasing the notes.  Any Plan fiduciary considering reliance on the Service Provider Exemption is encouraged to consult with counsel regarding the availability of the exemption.  There can be no assurance that any of the foregoing exemptions will be available with respect to any particular transaction involving the notes, or that, if an exemption is available, it will cover all aspects of any particular transaction.

Because we or our affiliates may be considered to be a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is not otherwise prohibited.  Except as otherwise set forth in any applicable pricing supplement, by its purchase of any notes, each purchaser (whether in the case of the initial purchase or in the case of a subsequent transferee) will be deemed to have represented and agreed by its purchase and holding of the notes offered hereby that either (i) it is not and for so long as it holds a note, it will not be a Plan, a Plan Asset Entity, or a Non-ERISA Arrangement, or (ii) its purchase and holding of the notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or, in the case of such a Non-ERISA Arrangement, under any Similar Laws.

In addition, any purchaser that is a Plan or a Plan Asset Entity or that is acquiring the notes on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that (a) neither we nor any of our respective affiliates or agents are a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a non-ERISA Arrangement under any Similar Laws with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by us or our affiliates or agents of any rights in connection with the notes), (b) no advice provided by us or any of our affiliates or agents has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the notes and the transactions contemplated with respect to the notes, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates or agents to the purchaser with respect to the notes is not intended by us or any of our affiliates or agents to be impartial investment advice and is rendered in our or our affiliates’ or agents’ capacity as a seller of such notes and not a fiduciary to such purchaser.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the Service Provider Exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable.  Purchasers of notes have exclusive responsibility for ensuring that their purchase and holding of notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws.  The sale of any notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus and the accompanying prospectus supplement under “Use of Proceeds.”  We or our affiliates may also use those proceeds in transactions intended to hedge our respective obligations under the notes as described below.

We or our affiliates expect to enter into hedging transactions involving, among other transactions, purchases or sales of one or more of the Reference Shares, or listed or over-the-counter options, futures and other instruments linked to the Reference Shares.  In addition, from time to time after we issue the notes, we or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the notes.  Consequently, with regard to the notes, we or our affiliates from time to time expect to acquire or dispose of the Reference Shares or positions in listed or over-the-counter options, futures or other instruments linked to one or more of the Reference Shares.

We or our affiliates may acquire a long position in securities similar to the notes from time to time and may, in our or their sole discretion, hold, resell or repurchase those securities.

In the future, we or our affiliates expect to close out hedge positions relating to the notes and possibly relating to other securities or instruments with returns linked to one or more of the Reference Shares.  We expect these steps to involve sales of instruments linked to the Reference Shares on or shortly before the applicable valuation dates.  These steps may also involve transactions of the type contemplated above.  Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above; similarly, we may elect not to enter into any such transactions.  Investors will not have knowledge about our hedging positions.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account.  No holder of any notes will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We, either ourselves or through BMOCM as agent, have entered into an arrangement with Raymond James, whereby Raymond James will distribute the notes.  Such distribution may occur on or subsequent to the Issue Date.  The notes sold by Raymond James to investors were offered at the issue price of $1,027.50 per note.  Raymond James will receive the compensation set forth on the cover page of this pricing supplement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to any of the Reference Shares or investment advice, or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of the hedging profit that we or our affiliates expect to realize over the term of the notes.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

ADDITIONAL INFORMATION RELATING TO THE ESTIMATED INITIAL VALUE OF THE NOTES

Our estimated initial value of the notes that is set forth on the cover page of this pricing supplement equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The value of these derivative transactions are derived from our internal pricing models.  These models are based on interest rates and other factors.  As a result, the estimated initial value of the notes on the pricing date was determined based on market conditions at that time.

VALIDITY OF THE NOTES

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 2, 2014, which has been filed as Exhibit 5.1 to Bank of Montreal’s Form 6-K filed with the SEC on July 3, 2014.

In the opinion of Morrison & Foerster LLP, when the pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 2, 2014, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K filed on July 3, 2014.